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Exhibit 2.

Securities and Exchange Commission
Washington, D.C. 20549

June 13, 2002

Ladies and Gentlemen:

We were previously principal accountants for Western International Pizza Corp., (the "Company"), and, under the date of September 10, 2001, we reported on the financial statements of the Company as of June 30, 2001, and the results of operations and cash flows for the twelve-month and three-month periods ended June 30, 2001 and 2000. On May 24, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under
Item 4 of its Form 8-K dated May 24, 2002, and we agree with such statements except we are not in a position to agree or disagree with the following: (1) the statements in paragraph one of Item 4 regarding the selection of Squar, Milner, Reehl & Williamson, LLP ("Squar, Milner"), or the approval of such selection by the Board of Directors, (2) the statement in paragraph five of Item 4 that Squar, Milner was not consulted regarding the application of accounting principles to a specified transaction or the type of opinion that might be rendered on the Company's financial statements or on any matter that was the subject of any reportable event.

Very truly yours,
/s/ MANTYLA MCREYNOLDS